GARY M. SCOTT
                                SCHUMANNSTRASSE 1
                                  81679 MUNICH
                                     GERMANY

December 3, 2004

Dermisonics, Inc.
Four Tower Bridge, 200 Bar Harbor Drive
West Conshohocken, Pennsylvania 19428-2977

Gentlemen:

I refer to that certain promissory note dated June 30, 2004 made by Second Stage Ventures, Inc., now known as Dermisonics, Inc. (the "Company"), in favor of me in the principal amount of $500,000 bearing interest at the rate 10% per annum, which was payable on the earlier of the closing date of the Company's acquisition of certain assets from Encapsulation Systems, Inc. or July 31, 2004 (the "Note").

In consideration of the mutual covenants and the other good and valuable consideration described below, I agree to one final extension of the Note until December 17, 2004 as follows:

     1. The Company will pay me the sum of $600,000, which includes (i) $500,000 principal amount, (ii) the previously agreed upon $50,000 and $15,000 extension fees, (iii) an additional $18,287.67 extension fee for this final extension, and
(iv) accrued interest through November 30, 2004 of $16,712.33.

     2. The Company will pay me default interest at the rate of $605.00 per day from and including December 1, 2004 until the Note is paid in full.

     3. The Company will issue to me common stock purchase warrants pursuant to which I will have the right to purchase 100,000 shares of common stock of the Company at a price of $2.00 per share, expiring on September 30, 2007 (the "Extension Warrants"). The Extension Warrants will be fully vested when issued.

     4. The Company will enter into a Consulting Agreement with me in the form attached hereto as Exhibit "A," pursuant to which I will have the right to purchase 2,300,000 shares of common stock of the Company at a price of $2.00 per share, expiring on December 31, 2007 (the "Consulting Warrants"). The Common Stock Purchase Warrant evidencing the Consulting Warrants and the Extension Warrants (hereinafter collectively referred to as the "Warrants") is attached hereto as Exhibit "B." Scott shall have the right to assign the Warrants at his sole discretion.


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Dermisonics, Inc.
December 3, 2004
Page Two

     5. The Company will enter into a Registration Rights Agreement with me in the form attached hereto as Exhibit "C," pursuant to which the Company will grant piggyback registration rights to me for the shares underlying the Warrants.

     6. The Company will deliver all funds raised from the sale of securities by the Company into an escrow account acceptable to me, providing for irrevocable instructions to the escrow holder to redirect all funds received from such sales to me until all payments due, as set forth in Sections 1 and 2 of this letter agreement, have been made. However, the parties agree that $82,826.96 now held in the escrow and the next $17,173.04 deposited into escrow from the Company's fund raising activities, for a total of $100,000.00, may be utilized by the Company for payment of invoices to Encapsulation Systems, Inc. ("ESI") and other Company expenses, with not less than $33,300 being paid to ESI. Prior to releasing any monies to ESI, the Company shall have received from ESI an accounting of the disbursements it will make from the $33,300 and assurances from the officers of ESI that the disbursement of the funds will be made as set forth in the accounting.

     7. Kay S. Jessel ("Jessel") and Thomas E.B. Chown ("Chown") remain as Guarantor 1 and Guarantor 2 of the Note. This offer is also contingent upon my entering into a settlement agreement with Jessel and Chown.

     8. The Company will bind directors' and officers' liability insurance on or as soon as practicable after raising the $100,000 referred to in Section 6 above.

Except as amended hereby, the Note shall remain in full force and effect, enforceable in accordance with its terms. I you agree to the foregoing terms, please so signify by executing below where indicated and returning to me an executed copy of this letter.

                                              Sincerely,


                                              Gary M. Scott

Agreed and Accepted:

Dermisonics, Inc.


By:
     --------------------------
     Bruce H. Haglund, Chairman


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